THE EMANCIPATION FUND INITIATIVE LLC

Subscription Agreement and Investor Questionnaire

Thank you for your interest in purchasing a Promissory Note offered by The Emancipation Fund Initiative LLC. Please complete the following information for our records. Your name will appear as set forth below.

Name of Purchaser: ____________________________________________________________

Address: __________________________________________________________________

__________________________________________________________________

Telephone: __________________________________________________________________

E-mail address: ____________________________________________________________

Principal Amount of Note

Purchased (Minimum $5,000):_____________________________________________________

The person set forth above (the “Purchaser”) desires to purchase a Promissory Note offered by The Emancipation Fund Initiative LLC (the “Company”) by the Company’s Offering Circular (such Offering Circular, the “Offering Circular”; such offering, the “Offering”). In connection therewith, the Purchaser hereby represents and warrants to the Company and agrees with the Company as follows:

1. Receipt of Offering Circular. The Purchaser hereby acknowledges receipt of the Offering Circular.

2. Status of Investor. (Please check one) The Purchaser ____ IS or ____ IS NOT an “accredited investor” as defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933 (the “Act”).

(a) If the Purchaser is an accredited investor, then the Purchaser meets the definition of accredited investor as set forth below (initial all that apply below).

______ A bank as defined in section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; an insurance company as defined in section 2(13) of the Act; an investment company registered under the Investment company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; a

Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employment Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______ A private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

_______ An organization described in section 501(c)(3) of the Internal Revenue Code, corporation, or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

_______ A director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

_______ A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 (excluding the value of the person’s primary residence and any debt secured by such residence up to the value of the residence; any debt in excess of such value must be counted as a liability);

_______ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_______ A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

_______ An entity in which all of the equity owners are accredited investors.

(b) If the Purchaser is not an accredited investor, the Purchaser represents and warrants that he has such knowledge and experience in financial and business matters that he/she or it is capable of evaluating the merits and risks of an investment in the Offering. In addition, the Purchaser represents and warrants to the Company that (i) if the Purchaser is a natural person, the Purchaser’s investment in the Company does not exceed 10% of the Purchaser’s annual income or net worth, whichever is greater, or (ii) if the Purchaser is a non-natural person (such as a company), the Purchaser’s investment does not exceed 10% of the Purchaser’s revenue or net assets.

3. Representations, Warranties, Covenants and Agreements of the Purchaser. In order to induce the Company to execute and deliver this Subscription Agreement and to issue and sell the Note to the Purchaser, the Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

(a) Purchaser confirms his/her/its understanding that the Company and its proposed business are subject to all the risks inherent in an early stage, pre-revenue company, and understand all the risks in transactions involving the Company’s business. Purchaser has read and reviewed the Offering Circular and this Subscription Agreement with such of Purchaser’s attorneys, advisors, and agents as Purchaser has deemed necessary to make an informed decision about the purchase of the Note. Purchaser acknowledges that Purchaser should rely solely upon the information in the Offering Circular in deciding whether to purchase a Note.

(b) The Purchaser acknowledges and is aware that there is no assurance as to the future profitable performance of the Company. The Purchaser further acknowledges the risks set forth in the Offering Circular.

(c) The Purchaser has the financial ability to bear the economic risk of an investment in the Offering, has adequate means of providing for his/her or its current needs and personal contingencies, has no need for liquidity in the Note, and could afford a loss of his/her or its entire investment in the Offering.

(d) The Purchaser’s overall commitment to invest in the Note is not disproportionate to his/her or its net worth and his/her or its investment in the Offering will not cause such overall commitment to become excessive.

(e) The Purchaser has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in the Company.

(f) The Purchaser acknowledges his/her or its understanding that (A) the Notes have not been registered under the Act, or the securities laws of any State in reliance on specific exemptions from registration, (B) no securities administrator of any state or the federal government has recommended or endorsed this Offering or made any finding or determination relating to the fairness of an investment in the Company, and (C) the Offering is intended to be exempt from registration pursuant to Section 3(b)(2) of the Act and the rules promulgated thereunder by the Securities and Exchange Commission.

(g) The Purchaser understands and acknowledges that the Notes are not readily marketable and are subject to transfer restrictions under the Act and other applicable securities laws.

(h) The Purchaser acknowledges that the Notes are not listed on any national securities exchange or other trading or quotation venue, nor does the Company intend to list the Notes for trading. As a result, the purchase of a Note is an illiquid investment.

(i) The Purchaser represents and warrants to the Company that the Notes are for investment purposes only and are not being acquired by the Purchaser with a view to, or for resale in connection with, any “distribution” within the meaning of the Act.

(j) The Purchaser acknowledges that the Company has not made representations or warranties as to the Purchaser’s own individual tax situation. The Purchaser is encouraged to consult his tax advisor regarding the tax effects of his investment in the Company.

(k) The Purchaser hereby represents and warrants that the Purchaser is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets control, U.S. Department of Treasury. In addition, the Purchaser has complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001, Public Law 107-56, and (2) Executive Order 13224 (blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism) of September 23, 2001.

4. Acceptance or Rejection of Subscription. The Purchaser understands and agrees that the Company reserves the right, exercisable in its sole discretion, to accept or reject any subscription, in whole or in part, for any reason and that the Purchaser will be notified by the Company as promptly as practicable as to whether his/her or its subscription has been accepted or rejected. If the Purchaser’s subscription is accepted, in whole or in part, by the Company, then the Company will issue the Note to the Purchaser by sending Purchaser an executed Note. If this subscription is rejected by the Company, either in whole or in part, all funds, in the case of a rejection of the subscription in whole, or those funds representing the amount of the subscription not accepted by the Company, in the case of a rejection of the subscription in part, will be promptly returned to the Purchaser as promptly as practicable. If this subscription is rejected in whole by the Company, this Subscription Agreement (other than this section) shall be null, void and of no effect.

5. Purchase of Note. The Purchaser desires to purchase a Note of the Company and hereby tenders to the Company the amount set forth above as the Principal Amount. The Purchaser acknowledges that this Agreement shall become binding upon the Purchaser when Purchaser executes it and delivers it to the Company and the Purchaser is not entitled to cancel, terminate, or revoke this Agreement. The Company is not required to countersign this Agreement in order for it to be effective.

6. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of Texas. The state and federal courts of the State of Texas shall have exclusive jurisdiction of any dispute arising under or related to this Agreement. This Agreement and Purchaser’s investment are accepted in Harris County, Texas, and each Note will be issued from Harris County, Texas. Consequently, this Agreement is performable in Harris County, Texas, and venue for any action arising hereunder shall be in the state and federal courts located in Harris County, Texas.

7. Electronic Signatures. This Agreement may be executed electronically (e.g., through the DocuSign system). Delivery of an executed signature page to this Agreement and of the Note by electronic transmission shall be as effective as delivery of a manually signed version.

8. Additional Purchaser Information. The Purchaser certifies the following:

FORM OF OWNERSHIP. Check the appropriate box (one only) to indicate the form of ownership.

☐	Individual.

☐	Joint Tenants with Right of Survivorship (Both signatures must appear on page 6).

☐	Corporation, Limited Liability Company or Partnership

Jurisdiction of formation:_______________________________________

☐ Trust: Trustee’s Name: Trust Date:

☐	Other: Provide detailed information in the space immediately below.

PURCHASER’S TAXPAYER INFORMATION. Check the appropriate box if you are a non-resident alien or subject to backup withholding. Trusts should provide their taxpayer identification number.

☐	Check this box if you are non-resident alien.

☐	Check this box if you are subject to back-up withholding. (Check this box if you do not have a U.S. Social Security Number or Taxpayer Identification Number.)

☐ Subscriber’s Social Security Number:

☐ Joint Subscriber’s Social Security Number:

☐ Taxpayer Identification Number:

STATE OR COUNTRY OF RESIDENCE.

(If Purchaser is a U.S. citizen)

State of principal residence:

State where driver’s license is issued:

State where resident income taxes are filed:

(If Purchaser is not a U.S. Citizen)

Nationality:

Country of Residence:

IN WITNESS WHEREOF, the Purchaser has executed this Subscription Agreement this day of , 20___.

INDIVIDUALS: Name of Purchaser (Please Print) Signature of Individual Name of Joint Purchaser (Please Print) Signature of Joint Purchaser	ENTITIES: Name of Entity (Please Print) Print Name and Title Signature of Officer

Executed Subscription Agreement and Principal Amount should be sent to:

THE EMANCIPATION FUND INITIATIVE LLC

5330 Griggs Road #D107

Houston, Texas 77021

Phone: 832-974-0024

Email: brittney.rogers@roggrp.com

Attention: Brittney Rogers

For wiring instructions, please contact Brittney Rogers at the telephone number or e-mail address provided above.

Additional documents may be required.